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                                                            Exhibit 5.1


August 6, 1998



The Walt Disney Company
500 S. Buena Vista Street
Burbank, California 91521


Ladies and Gentlemen:

          We have acted as special counsel to The Walt Disney Company, a Delaware corporation ("Disney"), in connection with the issuance and sale by Disney of up to $5,000,000,000 aggregate initial offering price of its Medium-Term Notes (the "Securities"), pursuant to the Indenture, dated as of March 7, 1996 (the "Indenture"), between Disney and Citibank, N.A., a national banking association, as Trustee (the "Trustee").

          We have examined (a) an executed copy of the Indenture, (b) an executed copy of the Officer's Certificate, dated August 6, 1998 (the "Officers' Certificate"), amending and restating, pursuant to Section 2.3(a) of the Indenture, the terms of the Securities as a series of Disney's Senior Debt Securities (the "Debt Securities") under the Indenture, (c) the Registration Statement on Form S-3, as amended (Registration No. 333-52659), relating to the registration by Disney under the Securities Act of $5,000,000,000 aggregate initial offering price of Debt Securities and other securities, filed with the Securities and Exchange Commission (the "Registration Statement"), (d) an executed copy of the Distribution Agreement, dated August 6, 1998 (the "Distribution Agreement") between Disney and Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated , J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated. In addition we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Disney, certificates of public officials, certificates of officers or other representatives of Disney, and such other documents, certificates and records as we have deemed appropriate.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or

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The Walt Disney Company, August 6, 1998 - Page 2

photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Disney and others.

          On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Securities, when (i) executed by Disney, (ii) the final terms are established and the Securities are completed, authenticated and delivered in accordance with the terms of the Indenture and (iii) issued and paid for by the purchasers thereof in accordance with the terms of the Distribution Agreement, will constitute valid and binding obligations of Disney, enforceable against Disney in accordance with their respective terms, except (x) as may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), (B) general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law, (C) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing at a date determined pursuant to applicable law and
(D) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency and (y) we express no opinion with respect to the enforceability or effect of the waiver contained in Section 6.12 of the Indenture and advise you that the provisions regarding jurisdiction contained in Section 12.9 of the Indenture may not be honored by the courts included or excluded. In addition, we express no opinion with respect to any Securities that are indexed or linked to any foreign currency or composite currency, commodity, equity index or similar index.

          We consent to the inclusion of this opinion as an exhibit in Disney's Current Report on Form 8-K, dated August 6, 1998, and the incorporation by reference of this opinion in the Registration
Statement.

                              Respectfully submitted,

                              /s/ O'Melveny & Myers LLP

                              O'MELVENY & MYERS LLP